                   TAX SHARING AND INDEMNIFICATION AGREEMENT

        This Tax Sharing and Indemnification Agreement (this "Agreement") is made as of the 30th day of June, 1999 by and between Cyprus Amax Minerals Company, a Delaware corporation ("Cyprus Amax"), Amax Energy Inc., a Delaware corporation ("Energy") (Cyprus Amax and Energy together referred to herein as "Seller"), Cyprus Amax Coal Company, a Delaware corporation (the "Company") and RAG American Coal Company, a Delaware corporation ("Buyer"). Cyprus Amax, Energy, Company and Buyer are sometimes individually referred to herein as a "party" and sometimes collectively as "parties." Any reference to the Company will be deemed to include a reference to any Subsidiaries of the Company immediately prior to the Closing.

        WHEREAS, Seller, the Company and RAG International Mining GmbH ("RIM") have entered into the Stock Purchase and Sale Agreement, dated as of May 12, 1999 (the "Stock Purchase and Sale Agreement"), which Stock Purchase and Sale Agreement RIM assigned to Buyer pursuant to the Assignment Agreement between RIM and Buyer dated as of June 24, 1999, for the sale by Energy of all the outstanding capital stock of the Company to Buyer; and

        WHEREAS, Cyprus Amax desires to make certain representations, warranties and covenants and agreements regarding tax matters as an inducement to Buyer; and

        WHEREAS, Seller, Buyer and the Company wish to set forth their agreement with respect to certain tax matters as set forth below.

        NOW THEREFORE, it is hereby agreed as follows:

        1.  Definitions.  Capitalized terms used in this Agreement and not
            -----------
otherwise defined herein have the respective meanings given those terms in the Stock Purchase and Sale Agreement. Capitalized terms defined both in this Agreement and the Stock Purchase and Sale Agreement have the respective meanings given those terms in this Agreement. For purposes of this Agreement, the following terms, when capitalized, have the following meanings:

        "Affiliated Group" means any affiliated group within the meaning of
Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

        "Cyprus Plateau Tax Sharing Agreement" means the Tax Sharing Agreement by and between Cyprus Amax and Cyprus Plateau Mining Corporation dated as of September 30, 1997.

        "Final Determination" means with respect to any Tax for any period the later of (i) the date on which the statute of limitations for instituting a claim for refund of such Tax has expired, or if such claim was filed, the expiration of the time for instituting suit with respect thereto; and (ii) the date on which all administrative and judicial proceedings with respect to any such assessments or refunds have been finally settled through agreement of the parties to the proceeding or by an administrative or judicial decision from which no appeal can be taken or the time for taking any such appeal has expired.

        "Income Taxes" means any Tax based on or measured by or with respect to gross or net income (including, without limitation, capital gains taxes, minimum taxes, income taxes collected by withholding and Taxes on Tax preferences items, but not including sales and compensating use taxes) or receipts (together with any interest, penalties or additions imposed with respect thereto), but shall not be deemed to include the Pennsylvania Capital Stock and Foreign Franchise Tax.

        "Income Tax Return" means any Tax Return with respect to Income Taxes.

        "Seller Consolidated Return" means any consolidated, combined or unitary Tax Return that includes Seller or any of its Tax Affiliates as the common parent.

        "Tax" or "Taxes" means (i) any federal, state, local, foreign, or other tax of any kind whatsoever (together with any interest, penalties, or additions imposed with respect thereto), including, without limitation, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, service, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, rental, lease, ad valorem, or other tax and (ii) any Liability to Cyprus Plateau Mining Corporation under the Cyprus Plateau Tax Sharing Agreement, but in the case of clauses (i) and (ii) shall exclude production royalties (or any interest thereon) due any land owner for coal production and any Abandoned Mined Land Reclamation fees pursuant to Section 402(a) of the Federal Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. Section 1232(a).

        "Tax Returns" means all returns, declarations, reports, claims for refunds, information returns, statements, and other forms required to be filed with respect to any Taxes, including any schedule or attachment thereto, and including any amendments or supplements thereof.

        "Tax Affiliate" means, with respect to any Person, any other Person who, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person; provided, however, that for the purposes of this
                           --------  -------
Agreement, Tax Affiliates of Seller will not include the Company.

        "Taxing Authority" shall mean any Governmental Authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

        "Treasury Regulations" shall mean valid regulations issued by the United States Treasury Department pursuant to the Code and shall include temporary regulations. Any reference to a provision of temporary Treasury Regulations shall, if such provision is modified or renumbered, be deemed to refer to the successor provision as so modified or renumbered, but only to the extent that such successor provision applies to the Company under the effective date rules applicable to such successor provision.

        2.  Taxes Allocated to Seller.  Seller will be responsible for, will
            -------------------------
pay or cause to be paid, and will indemnify and hold harmless the Company, Buyer, and their Tax Affiliates from and against any and all of the following Taxes, except to the extent that such Taxes are accrued as a Liability in the determination of the Adjusted Equity Value:

        (i) all Taxes imposed on Seller or the Company with respect to all taxable periods of Seller or the Company that end on or prior to the Closing Date;

        (ii)    all Taxes imposed on the Company under Treasury Regulation
                Section 1.1502-6 or any similar provision of state, local or foreign Law as a result of the inclusion of the Company in a Seller Consolidated Return on or prior to the Closing Date ;

        (iii)   all Taxes allocated to Seller pursuant to Section 3 hereof;

        (iv) one-half of the Taxes (other than any Income Taxes) imposed on the transfers consummated under the Stock Purchase and Sale Agreement;

        (v) all Income Taxes arising as a result of the Section 338(h)(10) Election made pursuant to Section 19 hereof; and

        (vi) all Taxes payable under the Tax Disaffiliation Agreement, dated as of May 24, 1993, by and between AMAX Inc. and Alumax Inc.

provided, however, that the Taxes set forth in clauses (i) through (v) above
--------  -------
will not include any Taxes arising as a result of actions taken by the Company, or by Buyer or any of their Tax Affiliates with respect to the Company, on the Closing Date but after the Closing that are not in the ordinary course of business.

        3.  Straddle Periods.
            ----------------

        (a) With respect to any taxable period of the Company that would
(absent an election) include, but not end until after, the Closing Date (a "Straddle Period"), Buyer and Seller will, to the extent permitted by applicable Law, elect with any relevant Taxing Authority to close such Straddle Period as of the end of the Closing Date. As a result of such election, Taxes will be allocated to Seller and Buyer pursuant to the provisions of Sections 2 and 4, respectively; provided, however, that notwithstanding any provision to the
              --------  -------
contrary contained in this Agreement, Seller will not be responsible for any Taxes to the extent accrued as a Liability in the determination of the Adjusted Equity Value. If the Closing Date is not the last day of a calendar month and it is not reasonably practicable to perform a closing of the books as of the end of the Closing Date, Income Taxes for a Straddle Period as to which an election is made under this

Section 3(a) shall be determined based upon a closing of the books as of the end of the calendar month immediately preceding the calendar month that includes the Closing Date and a pro rata portion (by day) of the Company's results for the calendar month that includes the Closing Date, except that events or transactions during the calendar month that includes the Closing Date that are not in the ordinary course of business of the Company shall be allocated to the portion of the Straddle Period up to and including the Closing Date only if such events or transactions actually occur during such portion of the Straddle Period.

        (b) In any case where applicable Law does not permit the Company to close a Straddle Period as of the end of the Closing Date, Seller will be allocated any Income Taxes imposed on the Company for the portion of the Straddle Period up to and including the Closing Date. For purposes of this
Section 3(b), Income Taxes for the portion of a Straddle Period up to and including the Closing Date will be determined based upon an interim closing of the books of the Company as of the end of the Closing Date based upon tax accounting methods, practices and procedures last used by the Company in preparing its Income Tax Returns; provided, however, that if (i) the Closing
                                  --------  -------
Date is not the last day of a calendar month and (ii) it is not reasonably practicable to perform a closing of the books as of the end of the Closing Date, Income Taxes for the portion of a Straddle Period up to and including the Closing Date will be determined based upon a closing of the books as of the end of the calendar month immediately preceding the calendar month that includes the Closing Date and a pro rata portion (by day) of the Company's results for the calendar month that includes the Closing Date, except that events or transactions during the calendar month that includes the Closing Date that are not in the ordinary course of business of the Company shall be allocated to the portion of the Straddle Period up to and including the Closing Date only if such events or transactions actually occur during such portion of the Straddle Period; and provided, further, however, that such Income Taxes will not include
            --------  -------  -------
any Income Taxes arising as a result of actions taken by the Company, Buyer or any of their Tax Affiliates with respect to the Company, on the Closing Date but after the Closing that are not in the ordinary course of business of the Company.

        (c) As to any Tax other than an Income Tax (a "Non-Income Tax"), for any Straddle Period, Seller will be allocated (i) for any Non-Income Tax that is determined based upon specific transactions (including, but not limited to, value added, sales and use Taxes), all Non-Income Taxes applicable to transactions which have been consummated during the period through the end of the Closing Date and (ii) for any Non-Income Tax that is not based upon specific transactions (including, but not limited to, license, real property, personal property, franchise and doing business Taxes), any Non-Income Tax equal to the full amount of such Non-Income Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided, that Seller's allocation shall be adjusted
                            --------
appropriately to reflect the actual proportionate period of property ownership or the activity of the Company during the Straddle Period, as applicable, for any such Non-Income Taxes imposed with respect to the ownership of specific items of property held by the Company or the activity of the Company, as applicable, during the Straddle Period.

        4.  Taxes Allocated to Buyer and the Company.  Buyer and the Company
            ----------------------------------------
will be responsible for, will pay or cause to be paid, and will indemnify and hold harmless Seller and its Tax Affiliates from and against any and all Taxes imposed on the Company other than those for which Seller is responsible pursuant to Sections 2 and 3 hereof, including, without limitation, (i) Taxes attributable to periods ending after the Closing Date (other than any Taxes allocated to Seller pursuant to Sections 2 and 3 hereof), (ii) Taxes imposed on the actual or deemed transfers of any stock or assets or the assumption of any liabilities pursuant to the Stock Purchase and Sale Agreement (other than Taxes for which Seller is responsible pursuant to Sections 2(iv) and (v)) and (iii) any Taxes to the extent accrued as a Liability in the determination of Adjusted Equity Value.

        5.  Refunds of Indemnified Taxes.
            ----------------------------

        (a) In accordance with Section 8.8 of the Stock Purchase and Sale Agreement, Buyer, the Company and their Tax Affiliates shall hold in trust for the benefit of Seller all refunds (including interest thereon and any amounts applied against a Tax Liability for other taxable periods) of any Taxes for which Buyer is indemnified pursuant to this Agreement ("Seller's Refunds"), including any Seller's Refunds with respect to claims for tax refunds that are Excluded Assets as defined in Section 1.1 of the Stock Purchase and Sale Agreement, and, within five (5) business days after receipt by Buyer, the Company or their Tax Affiliates of any such Seller's Refund, Buyer, the Company or their Tax Affiliates shall pay over to Seller the amount of such Seller's Refund without right of set off or counterclaim.

        In accordance with Section 8.8 of the Stock Purchase and Sale
Agreement, Seller and its Tax Affiliates shall hold in trust for the benefit of Buyer and the Company all refunds (including interest thereon and any amounts applied against a Tax Liability for other taxable periods) of any Taxes for which Seller is indemnified pursuant to this Agreement ("Buyer's Refunds") and, within five (5) business days of receipt by Seller or its Tax Affiliates of any such Buyer's Refund, Seller and its Tax Affiliates shall pay over to Buyer or the Company the amount of such Buyer's Refund without right of set off or counterclaim. For purposes of this Agreement, any payments received from Cyprus Plateau Mining Corporation under the Cyprus Plateau Tax Sharing Agreement with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date shall be deemed to be "Seller's Refunds."

        (b) Upon the request of Seller, Buyer will file, or cause the Company or its Tax Affiliates to file, claims for Seller's Refunds, in such form as Seller may reasonably request. Seller will have the sole right to prosecute any claims for Seller's Refunds, including any claims for tax refunds that are Excluded Assets as defined in Section 1.1 of the Stock Purchase and Sale Agreement (by suit or otherwise) at Seller's expense and with counsel of Seller's choice. Buyer will cooperate, and cause the Company and their Tax Affiliates to cooperate, fully, at Seller's expense, with Seller and its counsel in connection therewith.

        Upon the request of Buyer, Seller will file, or cause its Tax Affiliates to file, claims for Buyer's Refunds, in such form as Buyer may reasonably request. Buyer will have the sole right to prosecute any claims for Buyer's Refunds (by suit or otherwise) at Buyer's expense and with counsel of Buyer's choice. Seller will cooperate, and cause its Tax Affiliates to cooperate, fully, at Buyer's expense, with Buyer and its counsel in connection therewith.

        (c) Except as provided in Section 6(b) hereof, any refunds of Taxes other than Seller's Refunds and Buyer's Refunds will be the property of the payee of such refunds and no other party to this Agreement or its Tax Affiliates will have any right to such refunds.

        (d) Buyer and the Company hereby constitute and appoint Seller the true and lawful attorney of Buyer and the Company, with full power of substitution within the affiliated group of corporations of which Cyprus Amax is the common parent (or any continuation of or successor to such group), and in their name and stead or otherwise, by and on behalf of and for the benefit of
Seller: (i) to institute and prosecute from time to time in the name of the Company or otherwise, but at the expense and for the benefit of Seller, any and all proceedings at law, in equity, before agencies or otherwise, which Seller may deem proper in order to collect, reduce to possession, assert or enforce any and all claims for Seller's Refunds that are Excluded Assets as defined in paragraph (c) of the definition in Section 1.1 of the Stock Purchase and Sale Agreement; (ii) to defend, prosecute or compromise any and all claims for Seller's Refunds that are Excluded Assets as defined in paragraph (c) of the definition in Section 1.1 of the Stock Purchase and Sale Agreement; and (iii) to do all such acts and things in relation to the matters set forth in clauses (i) and (ii) of this Section 5(d) as Seller shall deem desirable; and Buyer and the Company further declare that the appointment made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by Buyer and the Company or by their dissolution or in any manner or for any reason. Seller shall inform Buyer about the conduct of the proceedings described in the preceding sentence; shall allow Buyer, at Buyer's expense, to participate in such proceedings, including, without limitation, to attend all meetings with taxing authorities; and shall provide Buyer with copies of any written external correspondence, claims or filings with respect to such proceedings within ten
(10) business days after receipt or transmission.

        6.  Tax Benefits.
            ------------

        (a) Buyer and the Company shall promptly remit to Seller the amount of any Tax Benefit recognized by Buyer, the Company, or any of their Tax Affiliates resulting from any Adjustment for which Buyer, the Company, or any of their Tax Affiliates has been indemnified pursuant to this Agreement. Seller shall promptly remit to Buyer the amount of any Tax Benefit recognized by Seller or any of its Tax Affiliates resulting from any Adjustment for which Seller or any of its Tax Affiliates has been indemnified pursuant to this Agreement. For purposes of this Agreement:

                (i) "Tax Benefit" means a reduction in the amount of Taxes that would otherwise be payable, whether resulting from a deduction, credit, reduced gain or increased loss from the disposition of an asset, or otherwise;

                (ii) a person will be deemed to have "recognized" a Tax Benefit at the time the amount of Taxes such person otherwise would pay is reduced; and

                (iii) an "Adjustment" is any adjustment to any individual item of income, gain, loss, deduction or credit.

        (b) If either Buyer or Seller (the "remittor") makes a remittance to the other party (the "remittee") under Section 6(a) or Section 7(c) hereof of any Tax Benefit and all or part of such Tax Benefit is subsequently changed, the remittee will promptly pay to the remittor that portion of such remittance equal to the portion of the Tax Benefit that is changed and, in addition thereto, any other costs or expenses incurred by the remittor in respect to the changed portion of the Tax Benefit (it being agreed that the remittor shall not suffer any cost or expense by reason of the changed portion of the Tax Benefit).

        7.  Buyer to Forgo Carrybacks.
            -------------------------

        (a) This Section 7 shall apply to all Taxes other than (i) federal Income Taxes and (ii) Income Taxes imposed by any state or locality that gives effect to the Section 338(h)(10) Election (as hereinafter defined).

        (b) Unless Seller otherwise consents, Buyer will cause the Company to forgo any carryback for Tax purposes to any taxable period of the Company ending on or before the Closing Date of any net operating loss, net capital loss, or other deduction or credit incurred by the Company in any taxable period ending after the Closing Date (a "Post-Closing Carryback").

        (c) If Seller consents to a Post-Closing Carryback under Section 7(b) hereof, (i) Seller will cooperate with Buyer and the Company in filing an appropriate refund claim or amended Tax Return, and (ii) Seller will assign and promptly remit to Buyer the amount of any refund of Tax received by, or Tax Benefit recognized by, Seller or any of its Tax Affiliates as a result of such Post-Closing Carryback.

        (d) If Seller makes any remittance to Buyer under Section 7(c) hereof and all or part of such Post-Closing Carryback is subsequently disallowed, then Buyer shall promptly pay to Seller that portion of the remittance that relates to the portion of the Post-Closing Carryback that is disallowed and, in addition thereto, any other costs or expenses incurred by Seller in respect to the disallowed portion of the Post-Closing Carryback (it being agreed that Seller shall not suffer any expense or other cost by reason of agreeing to such Post-Closing Carryback or any adjustment thereto).

        8.  No Obligation to File Amended Tax Returns.  Except as otherwise
            -----------------------------------------
specifically provided in this Agreement, neither Seller nor Buyer, nor any of their respective Tax Affiliates will be obligated to file any amended Tax Return or other Tax refund claim.

        9.  Preparation and Filing of Tax Returns.
            -------------------------------------

        (a) Seller will prepare or cause to be prepared, and file or cause to be filed, (i) all consolidated, combined, or unitary Income Tax Returns of Seller or any of its Tax Affiliates or former Tax Affiliates that include the Company, including but not limited to those Income Tax Returns that are listed on Schedule 9(a)(i) hereto, (ii) all Income Tax Returns required to be filed by or on behalf of the Company for taxable periods ending (including by reason of any election under Section 3 hereof) on or before the Closing Date, including but not limited to those Income Tax Returns that are listed on Schedule 9(a)(ii) hereto, (iii) any Pennsylvania Corporation Tax Report (Form RCT-101) that includes both the Corporation Net Income Tax (an Income Tax) and the Capital Stock and Foreign Franchise Tax (not an Income Tax), required to be filed on behalf of the Company for periods ended (including by reason of any election under Section 3 hereof) on or before the Closing Date, including but not limited to those Tax Returns that are listed on Schedule 9(a)(iii) hereto, and (iv) all other Tax Returns required to be filed by or on behalf of the Company on or before the Closing Date. Seller will include the income of the Company (including any deferred income included in income by Treasury Regulations
Section 1.1502-13 and 1.1502-14 and similar provisions of state, local or foreign Law and any excess loss accounts taken into account under 1.1502-19 and similar provisions of state, local or foreign Law) on the Seller Consolidated Returns for all periods through the end of the Closing Date and pay any Income Taxes attributable to such income, other than income and Income Taxes arising as a result of actions taken by the Company, Buyer or any of their Tax Affiliates with respect to the Company, on the Closing Date but after the Closing that are not in the ordinary course of business of the Company.

        (b) Buyer will prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company other than those set forth in Section 9(a) hereof. Buyer will prepare all Tax Returns of the Company for taxable periods including, but ending after, the Closing Date ("Straddle Period Returns") in a manner consistent with the Company's past Tax accounting practice and, in the absence thereof, reasonable Tax accounting practices selected by Buyer (except that accounting elections and determinations made by Buyer shall be made, where reasonably possible, in a manner that minimizes the net Tax incurred by Seller and its Tax Affiliates). If Buyer files Tax Returns for such Straddle Periods inconsistently with such Tax accounting practices, then, any provision of this Agreement to the contrary notwithstanding, in addition to any other remedies available, Seller and its Tax Affiliates shall only be liable for the amount of Taxes that would be owed by them had such Tax Returns been filed consistently with such past Tax accounting practices.

        (c) Neither Seller, nor Buyer, nor any of their Tax Affiliates will exercise any election available under Treasury Regulations Section 1.1502-76(b)(2) or any corresponding provisions of other Tax Laws for any Straddle Period.

        (d) Buyer and the Company will assist Seller in timely obtaining any required signatures or other filing requirements with respect to Tax Returns prepared by Seller for the Company pursuant to Section 9(a).

        (e) Upon request of either party, the other party shall make available prior to filing (and after filing until the expiration of the applicable statute of limitations) for inspection and copying all Tax Returns and related workpapers with respect to Taxes to the extent that (i) such Tax Return relates to Taxes for which the requesting party may be liable, (ii) such Tax Return relates to Taxes for which the requesting party may be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party may have a claim for Tax Benefits under this Agreement, or (iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. Seller and Buyer shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns.

        10.  Settlement of Actual Tax Allocations.
             ------------------------------------

        (a) This Section 10(a) shall govern the settlement as between Seller, on the one hand and Buyer and the Company, on the other hand, of all Straddle Period Tax allocations for Taxes that are reported on a Straddle Period Return.

        With respect to each Straddle Period Return that involves Taxes subject to allocation pursuant to Section 3(b) and (c) hereof, Buyer will, at least sixty (60) days prior to the final due date (including extensions) of such Straddle Period Return, provide to Seller (i) a copy of such Straddle Period Return (including supporting schedules and workpapers) and (ii) a statement (including supporting schedules and workpapers) certifying the amount of Tax shown on such Straddle Period Return that is allocable to Seller pursuant to
Section 3(b) and (c) hereof reduced by any payments made by the Company on or prior to the Closing Date, and by Seller and its Tax Affiliates at any time prior to the delivery of such statement, in respect of such Taxes (whether as estimated Taxes or otherwise) (the "Section 10(a) Statement") (unless the final due date (including extensions) of such Straddle Period Return is less than sixty (60) days after the Closing Date, in which case Buyer shall provide the materials described in clauses (i) and (ii) a reasonable time prior to the final due date (including extensions) of such Straddle Period Return). Seller and its authorized representatives will have the right to review the Section 10(a) Statement for thirty (30) days following Seller's receipt of the Section 10(a) Statement (the "30-Day Review Period"). If Seller disagrees with the allocation in the Section 10(a) Statement, Seller will notify Buyer in writing of such disagreement prior to the close of the 30-Day Review Period, and Seller and Buyer will consult and attempt to resolve in good faith the disagreement. In the event Seller and Buyer are unable to resolve the disagreement within fifteen
(15) days following the end of the 30-Day Review Period, Seller and Buyer will jointly request the Accountant to resolve the disagreement pursuant to Section
16. Not later than five (5) days after the end of the 30-Day Review Period, Seller will pay to Buyer or Buyer will pay to Seller, as the case may be, an amount equal to the difference between (i) the Taxes shown on the Section 10(a) Statement or in such notice (as the case may be) as being allocable to Seller pursuant to Section 3(b) and (c) hereof, and (ii) any payments made by the Company on or prior to the Closing Date, and by Seller and its Tax Affiliates at any time, in respect of such Taxes (whether as estimated Taxes or otherwise); provided, however, that in the event of a disagreement, not later than five (5) days after the date on which Seller and Buyer jointly request the Accountant to resolve the disagreement pursuant to Section 16, Seller will pay to Buyer or Buyer will pay to Seller, as the case may be, an amount equal to the difference between (x) the amount of Taxes shown on the Statement as being allocable to Seller pursuant to
Section 3(b) and (c) hereof that are not in dispute, and (y) any payments made by the Company on or prior to the Closing Date, and by Seller and its Tax Affiliates at any time, in respect of such Taxes (whether as estimated Taxes or otherwise). Not later than five (5) days after the date notice is provided to Buyer and Seller regarding the resolution of the disagreement by the Accountant, Seller will pay to Buyer or Buyer will pay to Seller, as the case may be, an amount equal to the difference between (i) the amount of Taxes shown in such notice as being allocable to Seller pursuant to Section 3(b) and (c) hereof, and
(ii) any payments made by the Company on or prior to the Closing Date, and by Seller and its Tax Affiliates at any time, in respect of such Taxes (whether as estimated Taxes or otherwise), provided that such payment shall be adjusted to take into account the amount of any payment previously made by Seller or Buyer pursuant to the immediately preceding sentence.

        (b) This Section 10(b) shall govern the settlement as between Seller, on the one hand, and Buyer and the Company, on the other hand, of all Straddle Period Tax allocations for Taxes that are not required to be reported on a Straddle Period Return (e.g., Taxes which are assessed without the filing of a Tax Return). With respect to each such Tax subject to allocation pursuant to
Section 3(b) and (c) hereof, Buyer will, at least thirty (30) days prior to the final due date of such Tax, provide to Seller (i) a copy of the Tax assessment or other supporting schedules and workpapers and (ii) a statement (including supporting schedules and workpapers) certifying the amount of Tax that is allocable to Seller pursuant to Section 3(b) and (c) hereof reduced by any payments made by the Company on or prior to the Closing Date, and by Seller and its Tax Affiliates at any time prior to the delivery of such statement, in respect of such Taxes (whether as estimated Taxes or otherwise) (the "Section 10(b) Statement") (unless the final due date of such Tax is less than thirty
(30) days after the Closing Date, in which case Buyer shall provide the materials described in clauses (i) and (ii) a reasonable time prior to the final due date of such Tax). Seller and its authorized representatives will have the right to review the Section 10(b) Statement for ten (10) days following Seller's receipt of the Section 10(b) Statement (the "10-Day Review Period"). If Seller disagrees with the allocation in the Section 10(b) Statement, Seller will notify Buyer in writing of such disagreement prior to close of the 10-Day Review Period, and Seller and Buyer will consult and attempt to resolve in good faith the disagreement. In the event Seller and Buyer are unable to resolve the disagreement within ten (10) days following the end of the 10-Day Review Period, Seller and Buyer will jointly request the Accountant to resolve the disagreement pursuant to Section 16. Not later than five (5) days after the end of the 10-Day Review Period, Seller will pay to Buyer or Buyer will pay to Seller, as the case may be, an amount equal to the difference between (i) the Taxes shown on the Section 10(b) Statement or in such notice (as the case may be) as being allocable to Seller pursuant to Section 3(b) and (c) hereof, and (ii) any payments made by the Company on or prior to the Closing Date, and by Seller and its Tax Affiliates at any time, in respect of such Taxes (whether as estimated Taxes or otherwise); provided, however, that in the event of a disagreement, not later than five (5) days after the date on which Seller and Buyer jointly request the Accountant to resolve the disagreement pursuant to Section 16, Seller will pay to Buyer or Buyer will pay to Seller, as the case may be, an amount equal to the difference between (x) the amount of Taxes shown on the Statement as being allocable to Seller pursuant to Section 3(b) and (c) hereof that are not in dispute, and (y) any payments made by the Company on or prior to the Closing Date, and by Seller and its Tax Affiliates at any time, in respect of such Taxes (whether as estimated Taxes or otherwise). Not later than five (5) days after the date notice is provided to Buyer and Seller regarding the resolution of the disagreement by the Accountant, Seller will pay to Buyer or Buyer will pay to Seller, as the case may be, an amount equal to the difference between (i) the amount of Taxes shown in such notice as being allocable to Seller pursuant to
Section 3(b) and (c) hereof, and (ii) any payments made by the Company on or prior to the Closing Date, and by Seller and its Tax Affiliates at any time, in respect of such Taxes (whether as estimated Taxes or otherwise), provided that such payment shall be adjusted to take into account the amount of any payment previously made by Seller or Buyer pursuant to the immediately preceding sentence.


        11.  Cooperation; Access to Information; Tax Records.
             -----------------------------------------------

        (a) Buyer, Seller and the Company will cooperate fully with one another with respect to, and will make available to each other such Tax data and other information relating to the Company as may be reasonably required for, (i) the preparation by Buyer or Seller of any Tax Returns required to be prepared by Buyer or Seller under this Agreement, (ii) determining the Liability for and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession related to the Company available to the other as provided in Section 11(b) hereof. Seller and Buyer shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of Seller and Buyer and their Subsidiaries) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Any information or documents provided under this Section 11, shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.
If requested by Seller, Buyer will provide Seller with a Tax package containing such aforementioned Tax data and other information relating to the Company within sixty (60) days after the Closing and in the form reasonably requested by the Seller.

        (b) Seller, Buyer, the Company and their respective Tax Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax records in their possession relating to the Company to the extent reasonably required by the other party in connection with the preparation of Tax returns, audits, litigation, or the resolution of items under this Agreement. Seller, Buyer and their respective Tax Affiliates shall preserve and keep such Tax records in their possession until the expiration of any applicable statutes of limitation and as otherwise required by Law, but in any event for a period not less than eight (8) years after the Closing. Notwithstanding the foregoing, a party or its Tax Affiliates may dispose of records sooner upon ninety (90) days prior notice to the other party. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book or other record accumulation being disposed. The notified party shall have the opportunity, at its cost and expense, to copy or remove, within such ninety (90) day period, all or any part of such Tax records. For purposes of this Section 11, Tax records include Tax Returns, journal vouchers, cash vouchers, general ledgers, material contracts, return workpapers, and any other records pertaining to or used in the preparation of Tax Returns (including those books and records required to be maintained and made available pursuant to
Section 8.2 of the Stock Purchase and Sale Agreement).

        12.  Audits, Litigation and Other Proceedings.
             ----------------------------------------

        (a) Buyer will promptly notify Seller in writing following receipt by Buyer, the Company, or their Tax Affiliates of notice of any pending or threatened Tax audits of or assessments against the Company, Buyer, or their Tax Affiliates (i) relating to any taxable period of the Company ending on, prior to or including the Closing Date, or (ii) that may affect the determination of Taxes for which Seller is or may be obligated to indemnify Buyer pursuant to this Agreement. The notice required under this Section 12(a) is referred to in this Agreement as the "Audit Notification."

        (b) Subject to Section 12(c) hereof, Seller will have the right, at its election, (i) to represent the Company and to exclusively control the handling of any Tax audit or assessment referred to in clause (i) or (ii) of
Section 12(a) hereof, including in any administrative or court proceeding relating thereto, (ii) to employ counsel of its choice at its expense and to control the conduct of such audit, assessment, or proceeding, including settlement or other disposition thereof and (iii) to settle the contest of any Tax or agree to an adjustment to any Tax referred to in clause (i) or (ii) of
Section 12(a) (the rights under (i), (ii) and (iii) are referred to in this Agreement collectively as the "Representation Right"); provided, however, that
                                                       --------  -------
the Representation Right will apply only to any issues or items (x) relating to any taxable period of the Company ending on, prior to or including the Closing Date, or (y) that may affect the determination of Taxes for which Seller is or may be obligated to indemnify the Company, Buyer, or their Tax Affiliates pursuant to this Agreement. As reasonably necessary, Buyer will fully cooperate, and will cause the Company and its Tax Affiliates to fully cooperate, at Seller's expense with Seller and its counsel in the defense against or compromise of any claim in any said audit, assessment, or proceeding, such cooperation to include (but not be limited to) the grant of any necessary powers of attorney.

        (c) To exercise the Representation Right, Seller must first, within a reasonable period following the receipt of the Audit Notification, (i) notify Buyer in writing that Seller intends to exercise the Representation Right, and
(ii) deliver to Buyer a written statement acknowledging Seller's obligation to indemnify the Company, Buyer, or their Tax Affiliates in accordance with the terms of this Agreement with respect to the Taxes as to which Seller exercises the Representation Right.

        (d) Buyer's personnel shall have the right to participate in any administrative or judicial proceedings for which the Seller exercises its Representation Right (including assisting with field audits, administrative appeals, and subsequent litigation) in so far as they relate to the Company, and such participation shall be reflected by the grant of appropriate powers of attorney. In the case of any such proceeding as to which Buyer would reasonably be expected to have a consent right under Section 12(g) hereof, Seller will inform and consult with Buyer about the conduct of such proceedings.

        (e) Buyer shall have exclusive control of all administrative and judicial proceedings related to the Company's Taxes other than those described in clause (i) or (ii) of Section 12(a).

        (f) For so long as the Seller is exercising its Representation Right, the Seller shall not be required to indemnify the Buyer pursuant to Section 14 hereof until there occurs a Final Determination of the Liability of the Company, the Buyer or its Tax Affiliates for the Tax.

        (g) Seller will not settle any audit, litigation or other proceedings (other than with respect to federal Income Taxes or Income Taxes imposed by any state or locality in which the Section 338(h)(10) Election is given effect, except to the extent that such audit, litigation or other proceeding relates to the Allocations (as hereinafter defined)) in a manner that would materially and adversely affect the Company after the Closing Date without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed). This Section 12(g) shall apply to, but not be limited to, (i) the dispute currently pending with the Colorado Department of Revenue relating to whether the Company is entitled to an enterprise zone exemption for purposes of sales and use tax, (ii) the dispute currently pending with the Wyoming Department of Revenue and Campbell County relating to the assessment of additional severance and ad valorem taxes on account of the receipt by the Company of certain contract termination payments, and (iii) the litigation currently pending before the U.S. Court of Federal Claims relating to whether the Company is entitled to a refund of federal black lung excise taxes (the "Black Lung Excise Tax Litigation"); provided, however, that, notwithstanding anything to the contrary
              --------  -------
in this Agreement or the Stock Purchase and Sale Agreement, in no event will Seller settle the Black Lung Excise Tax Litigation without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed).

        13.  Treatment of Indemnification.  On their Tax Returns, Seller and
             ----------------------------
Buyer will (and will cause their Tax Affiliates to) treat any payment made or received under this Agreement, or the Stock Purchase and Sale Agreement, as an adjustment to the Purchase Price or as a contribution to capital, as the case may be, and not as an item subject to tax or as a reduction to a deductible item.

        14.  Indemnification.
             ---------------

        (a) If Seller or Buyer or the Company (the "Indemnified Party") determines that it or any of its Tax Affiliates is or may be entitled to indemnification by another party (the "Indemnifying Party") under this Agreement as a result of: (i) any obligation to pay Taxes as allocated in Sections 2 through 4 or (ii) the Seller's breach of a representation or warranty contained in Section 18; (provided, however, that any claim for indemnification based upon
                --------  -------
a breach of a representation or warranty contained in Section 18 is subject to
Section 9.5.1 of the Stock Purchase and Sale Agreement), the Indemnified Party will promptly deliver to the

Indemnifying Party a written notice and demand therefor (the "Notice") specifying the basis for its claim for indemnification, the nature of the claim, and, if known, the amount for which the Indemnified Party reasonably believes it or any of its Tax Affiliates is entitled to be indemnified. The Notice must be received by the Indemnifying Party no later than thirty (30) days before the expiration of the applicable Tax statute of limitations; provided, however, that
                                                         --------  -------
if the Indemnified Party does not receive notice from the applicable Taxing Authority ("Taxing Authority Notice") that an item exists that could give rise to a claim for indemnification hereunder more than thirty (30) days before the expiration of the applicable Tax statute of limitations, then the Notice must be received by the Indemnifying Party as promptly as practicable after the Indemnified Party receives the Taxing Authority Notice (but in no event more than five (5) days after the Indemnified Party receives the Taxing Authority Notice). Unless the Indemnifying Party objects to the claim for indemnification (in the manner set forth in Section 14(b) hereof), and subject to Section 12(f), the Indemnifying Party will pay the Indemnified Party the amount set forth in the Notice, in cash or other immediately available funds, within thirty (30) days after receipt of the Notice; provided, however, that if the amount for
                                  --------  -------
which the Indemnified Party reasonably believes it is entitled to be indemnified is not known at the time of the Notice, the Indemnified Party will deliver to the Indemnifying Party a further Notice specifying such amount as soon as reasonably practicable after such amount is known and payment will then be made as set forth above.

        (b) The Indemnifying Party may object to the claim for indemnification (or the amount thereof) set forth in any Notice by giving the Indemnified Party, within thirty (30) days following receipt of such Notice, written notice setting forth the Indemnifying Party's grounds for so objecting (the "Objection Notice"). If the Indemnifying Party does not give the Indemnified Party the Objection Notice within such thirty (30)-day period, the Indemnified Party may exercise any and all of its rights under applicable Law and the Stock Purchase and Sale Agreement to collect such amount.

        (c) If the Indemnified Party and the Indemnifying Party are unable to settle any dispute regarding a claim for indemnification within thirty (30) days after receipt of the Objection Notice, the Indemnified Party and the Indemnifying Party will, in accordance with Section 16, jointly request the Accountant to resolve the dispute as promptly as possible.

        (d) Failure by the Indemnified Party to promptly deliver to the Indemnifying Party a Notice in accordance with Section 14(a) hereof will not relieve the Indemnifying Party of any of its obligations under this Agreement except to the extent the Indemnifying Party is prejudiced by such failure.

        (e) The indemnification provisions of this Section 14 shall be the exclusive remedy following the Closing for any breaches or alleged breaches of any representation, warranty or other provision of this Agreement or the transactions contemplated hereby and for the allocation of Taxes pursuant to this Agreement. Each of the parties hereto, on behalf of itself and its Representatives, agrees not to bring any actions or proceedings, at law, equity or otherwise, against any other party or its Representatives, in respect of any breaches or alleged breaches of any representation, warranty or other provision of this Agreement, except pursuant to and subject to the express provisions of this Section 14.

        15.  Termination of Existing Tax Sharing Agreements.  Except as set
             ----------------------------------------------
forth on Schedule 15 hereto, as of the close of the Closing Date, any Tax sharing agreement or arrangement that exists or may exist between the Company and Seller or its Affiliates will terminate, and any obligations to make payments under any such agreement or arrangement will be canceled. Notwithstanding the foregoing, as of the Closing Date, the common parent of Buyer's affiliated group shall expressly assume the rights and obligations of Seller under the Cyprus Plateau Tax Sharing Agreement and shall cause Cyprus Plateau Mining Corporation promptly to perform all of its obligations thereunder. Buyer shall use its reasonable best efforts to enter into a tax sharing agreement with Cyprus Plateau Mining Corporation on terms substantially similar to those of the Cyprus Plateau Tax Sharing Agreement and to obtain any necessary consents of the shareholders of Cyprus Plateau Mining Corporation to such agreement.

        16.  Resolution of Disputes.  If Seller and Buyer or the Company fail
             ----------------------
to agree mutually on the resolution of any of the matters in this Agreement which require the agreement of the parties, then such matter shall be referred to the Accountant for a binding determination. Seller and Buyer or the Company shall deliver to the Accountant copies of any schedules or documentation which may be reasonably required by the Accountant to make its determination. Seller and Buyer or the Company shall be entitled to make presentations to the Accountant in connection therewith. Seller and Buyer or the Company shall use all commercially reasonable efforts to cause the Accountant to complete promptly such determination. The determination of the Accountant shall be final and binding on all parties. The costs incurred in retaining the Accountant to make a determination shall be shared equally by Seller and Buyer or the Company.

        17.  Payment.  All currency amounts required to be paid to a party
             -------
under this Agreement shall be paid in United States of America Dollars. If a party (the "Payor") fails to make a payment due and owing under this Agreement to the other party or any of its Tax Affiliates (the "Payee") reasonably promptly after the parties hereto agree (or there is a binding determination) that such payment is due and owing, the Payor will pay to the Payee interest on such payment from and including the date the parties reach such agreement (or such binding determination is made) to but excluding the day the Payor makes such payment, at a rate equal to seven percent (7%) per annum. In the event that any payment under this Agreement or the Stock Purchase and Sale Agreement is made by a person incorporated or organized under the laws of any country (or subdivision thereof) other than the United States (or any state thereof), and such payment is subject to withholding tax, the payor shall withhold such tax and pay such tax over to the appropriate Taxing Authority and shall pay the payee such additional amounts as are necessary so that the net amount received by the payee after deduction of withholding tax with respect to such payment and with respect to such additional amounts is equal to the amount that would have been received if no such withholding had been made. Such additional amounts shall be reduced by the amount of any Tax benefit to the payee from the payment of such withholding tax, when, as and if such Tax benefit is realized through the reduction of Taxes otherwise due. In computing the amount of such Tax benefit, the payee shall be deemed to realize all other items of loss, deduction or credit before realizing any Tax benefit from the payment of a withholding tax described in this Section 17.

        18.  Seller's Representations and Warranties.  Seller hereby
             ---------------------------------------
represents and warrants to Buyer as of the Closing Date, as set forth below. The exceptions, modifications, descriptions and disclosures in any Schedule attached hereto are made for all relevant purposes of this Agreement and are exceptions to all representations and warranties set forth in this Agreement or in any agreement or instrument delivered pursuant to or in connection with this Agreement (the "Related Agreements") to the extent applicable thereto. Disclosure of any items not otherwise required to be disclosed shall not create any inference of materiality.

        (a) Except as set forth on Schedule 18(a), the Company has correctly completed in all material respects and filed or caused to be filed all required Income Tax Returns on a timely basis or has filed an appropriate application for extension of time to file. All Seller Consolidated Returns in which the Company has been included that were required to be filed have been correctly completed in all material respects and filed on a timely basis or Seller has filed an appropriate application for extension of time to file. Neither Seller nor the Company is delinquent in the payment of any Income Tax shown as payable on such income Tax Returns or estimated tax assessment payable by or on behalf of the Company (other than any Income Taxes the amount or validity of which are being contested in good faith by appropriate proceedings).

        (b) Except as set forth on Schedule 18(b), the Company is not a party to, bound by, or subject to, any obligation under any Tax sharing, Tax indemnification or similar agreement or has any Liability for the Taxes of any other Person as a transferee, successor or otherwise.

        (c) Except as indicated on Schedule 18(c) hereto, no property owned by the Company is property that the Buyer, or the Company or any of their Affiliates is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, is tax-exempt use property within the meaning of Section 168(h)(1) of the Code or tax-exempt bond financed property within the meaning of
Section 168(g) of the Code.

        (d) Except as indicated on Schedule 18(d) hereto, (i) no election under Code Section 338 has been made or filed by or with respect to the Company,
(ii) no closing agreement pursuant to Code Section 7121 has been entered into by or with respect to the Company, (iii) the Company has not agreed to make any adjustment pursuant to Code Section 481(a) for any taxable year for which the statute of limitations has not expired by reason of any change in any accounting method, and there is no application pending with any taxing authority requesting permission of any changes in any accounting method of the Company, and (iv) the Internal Revenue Service has not proposed any such adjustment or change in accounting method with respect to the Company for any taxable year for which the statute of limitations has not expired.

        19.  Section 338(h)(10) Election.
             ---------------------------

        (a) Buyer (or one of its Tax Affiliates) and Seller will join in making, and will take (and will cause its respective Tax Affiliates to take) any and all action necessary to effect a timely election with respect to the sale of the stock of the Company under Section 338(h)(10) of the Code (and the Treasury Regulations and administrative pronouncements thereunder) and any comparable provision of state or local Law (collectively a "Section 338(h)(10) Election"). Seller and Buyer acknowledge that for Federal Income Tax purposes (and for State Income Tax purposes in those states whose Income Tax provisions generally follow the Federal Income Tax treatment), the sale of the stock of the Company combined with the Section 338(h)(10) Election will be treated as a sale of assets by the Company to a wholly owned subsidiary of Buyer followed by a complete liquidation of the Company into Seller. Buyer and Seller will report (and will cause their respective Tax Affiliates to report) any transactions that occur under the Stock Purchase and Sale Agreement or hereunder consistent with the Section 338(h)(10) Election, and will take no position (nor allow their respective Tax Affiliates to take a position) contrary thereto.

        (b) Seller and the Buyer shall each provide to the other all necessary information to permit the Section 338(h)(10) Election to be made.

        (c) Within sixty (60) days after the Closing Date, Buyer shall:

                (i) determine, based upon the principles contained in the relevant Treasury regulations, the modified aggregate deemed sales price ("MADSP") for the assets of the Company (within the meaning of Treasury Regulations Section 1.338(h)(10)-1(f)); and

                (ii) determine, based upon the principles contained in the relevant Treasury Regulations, the proper allocation of such MADSP among the assets of the Company in accordance with Treasury Regulations Sections 1.338(b)-2T and 1.338
                     (b)-3T, provided that Buyer shall allocate such MADSP as described in Schedule 19(c)(ii) (together (i) and (ii) are the "Allocations").

        (d) Buyer shall prepare forms (including, without limitation, Internal Revenue Service Form 8023) and schedules (collectively, the "Forms") necessary to effect the Section 338(h)(10) Election and will deliver a completed copy of any such Forms to Seller for its review within sixty (60) days after the date provided in Section 19(c). Promptly following the finalization of the Allocations pursuant to the terms of this Section 19, Buyer and Seller shall both execute and deliver completed Forms 8023.

        (e) Seller shall have the right within thirty (30) days following the delivery of the Allocations to object in writing to the Allocations specifying in reasonable detail the basis for such objection(s). Seller shall be deemed to have agreed with the Allocations, except as specifically objected to in such notice. If Seller does so object, Seller and Buyer shall cooperate with each other to attempt to reach a mutual agreement thereon, or, failing such agreement within twenty (20) days, Buyer and Seller will, in accordance with Section 16 hereof, jointly request the Accountant to resolve the dispute as promptly as possible.

        (f) Seller shall calculate the gain or loss, if any, resulting from the Section 338(h)(10) Election in a manner consistent with the Allocations and shall not take any position inconsistent with the Section 338(h)(10) Election or the Allocations in connection with any Tax Return or otherwise.

        (g) Buyer shall determine its tax basis for the assets of the Company in a manner consistent with the Allocations and shall not take any position inconsistent with the Section 338(h)(10) Election or the Allocations in any Tax Return or otherwise.

        (h) Buyer covenants that, during the period beginning immediately after the Closing and ending at the end of the Closing Date, the Company will not engage in any transaction that is not in the ordinary course of business of the Company.

        (i) Upon failure of the Buyer to satisfy any of its obligations under this Section 19, Seller, at its election, may forego making the Section 338(h)(10) Election.

        (j) The distribution by the Company to Energy of the stock of Cyprus Australia Coal Company prior to the Closing shall be treated as part of the deemed liquidation of the Company under Section 332 of the Code pursuant to Treasury Regulations Section 1.338(h)(10)-1(e)(2)(ii).

        20.  Survival of Representation, Warranties, Covenants, Agreements and
             -----------------------------------------------------------------
Indemnification.  The representations and warranties contained in this Agreement
---------------
shall survive the Closing and be enforceable for a period of ninety (90) days after the expiration of the applicable statute of limitations with respect to the relevant item of Tax, but shall thereafter be of no force or effect, except as they relate to a Notice filed under Section 14. All covenants and agreements contained in this Agreement shall survive the Closing in accordance with their terms.

        21.  Amendments.  Any amendment, supplement, variation, alteration or
             ----------
modification to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto, which shall be bound thereby.

        22.  Assignment.  This Agreement and all the rights and obligations
             ----------
granted hereby shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, it being expressly agreed that this Agreement shall not be assigned nor shall any rights or obligations arising hereunder be transferred by one party without the prior written consent of the other party.

        23.  Entire Agreement.  This Agreement, the Stock Purchase and Sale
             ----------------
Agreement, and the other Related Agreements constitute the entire agreement among the parties and supersede any and all other prior or contemporaneous understandings, negotiations or agreements among the parties relating to the transactions contemplated hereby or the subject matter of this Agreement, and shall be binding upon and inure to the benefit of the parties hereto.

        24.  No Waiver.  The failure in any one or more instances of a party
             ---------
to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement, or to waive any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

        25.  No Double Recovery.  No provision of this Agreement shall be
             ------------------
construed to provide an indemnity or other recovery for any Taxes, costs, damages, or other amounts for which the damaged person has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity.

        26.  Severability.  Any provision of this Agreement which is
             ------------
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any other jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Law, each party hereby waives the benefit of any Law which renders any provision hereof prohibited or unenforceable in any respect.

        27.  Counterparts.  This Agreement may be executed in counterparts,
             ------------
each of which shall be deemed to be an original, and all such counterparts shall be deemed to constitute one and the same instrument.

        28.  Fees, Costs and Expenses.  Except as otherwise provided herein,
             ------------------------
each party shall be responsible for its own fees, costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

        29.  Third-Party Beneficiaries.  Except as otherwise provided
             -------------------------
expressly herein, nothing in this Agreement is intended to create, nor shall anything in this Agreement be deemed to create or have created, any third party beneficiary rights.

        30.  Construction.  Words importing the singular shall include the
             ------------
plural and vice versa, and words importing a gender shall include other genders. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine or neuter form. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof or affect any interpretation hereof. All references herein to Sections (other than references to Sections of the Code or other statute) and subsections shall be deemed to be references to Sections and subsections of this Agreement unless the context shall otherwise require. References in this Agreement to any Section shall include all subsections and paragraphs in such Section; and references in this Agreement to any subsection shall include all paragraphs in such subsection. The schedules, exhibits and attachments to this Agreement form an integral part of this Agreement and are incorporated by reference for all purposes as if set forth fully therein.
Unless the context shall otherwise require or provide, any
reference to any agreement or other instrument or Law is to such agreement, instrument or Law, as amended and supplemented from time to time (and, in the case of a Law, to any successor provision); provided, however, that no covenant
                                            --------  -------
herein shall be deemed to have been breached because of a change in Law issued subsequent to the completion of the action or conduct which is the subject of the covenant. This Agreement shall be construed in accordance with its fair meaning and shall not be construed strictly against either party, without regard to which party drafted this Agreement.

        31.  Notices.  All notices and other communications hereunder shall be
             -------
in writing and shall be deemed to have been duly given when personally delivered, five (5) business days after mailing when mailed by certified mail, return receipt requested, or one (1) business day after sending via Federal Express or similar overnight courier service, or when receipt is confirmed when sent by facsimile. Such notices or other communications shall be sent to the following addresses, unless other addresses are subsequently specified in writing:

        Buyer (and the Company after the Closing):
        -----------------------------------------

        RAG American Coal Company
        210 East Lombard Street
        Suite 401
        Baltimore, MD  21202
        Attention:  President
        Fax No.:  (410) 659-0894
        Tel. No.: (410) 727-4600

        With copies to:

        RAG International Mining GmbH
        Roermonder Strasse 63
        52134 Herzogenrath (Aachen)
        Germany
        Attention: Mr. Rainer Benning
        Fax No.:  011 49 2407 51 204
        Tel. No.: 011 49 2407 51 200

        McDermott, Will & Emery
        50 Rockefeller Plaza
        New York, New York  10020
        Attention: Thomas Sauermilch, Esq.
        Fax No.:  (212) 547-5444
        Tel. No.: (212) 547-5532

        Cyprus Amax, Energy (and the Company prior to the Closing):
        ----------------------------------------------------------

        c/o Cyprus Amax Minerals Company
        9100 East Mineral Circle
        Englewood, CO  80112


        Attention: Philip Wolf, Senior Vice President
                    and General Counsel
        Fax No.:   (303) 643-5084
        Tel. No.:  (303) 643-5000

        With a copy to:

        Wachtell, Lipton, Rosen, & Katz
        51 West 52nd Street
        New York, NY 10019
        Attention: Stephanie Seligman
        Fax No.:   (212) 403-2000
        Tel. No.:  (212) 403-1000

        32.  Governing Law; Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY
             ---------------------------
AND CONTROLLED AS TO ITS VALIDITY, ENFORCEMENT, INTERPRETATION, CONSTRUCTION, EFFECT AND IN ALL OTHER RESPECTS BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Attest:                                 CYPRUS AMAX MINERALS COMPANY


______________________________          By:__________________________
Name: /s/ D.E. Huffman                       Name: /s/ Philip C. Wolf
Title: Assistant Secretary                   Title: Senior Vice President


Attest:                                 AMAX ENERGY INC.


______________________________          By:______________________________
Name: /s/ D.E. Huffman                       Name: /s/ Philip C. Wolf
Title: Assistant Secretary                   Title: Senior Vice President


Attest:                                 CYPRUS AMAX COAL COMPANY


______________________________          By:______________________________
Name: /s/ J. Alan Link                       Name: /s/ James F. Roberts
Title Vice President                         Title: President


Attest:                                 RAG AMERICAN COAL COMPANY


______________________________          By:______________________________
Name: /s/ J. Alan Link                       Name: /s/ James F. Roberts
Title: Vice President                        Title: President

                               Schedule 9(a)(i)

CONSOLIDATED FEDERAL INCOME TAX RETURN
--------------------------------------

     Cyprus Amax Minerals Co. & Subsidiaries


COMBINED/CONSOLIDATED STATE TAX RETURNS
---------------------------------------

     Alaska                     Iowa
     Arizona                    Kentucky
     California                 Maine
     Colorado                   Minnesota
     Connecticut                Montana
     Idaho                      Nebraska
     Illinois                   New Mexico
     Indiana                    Utah

                               Schedule 9(a)(ii)

SEPARATE STATE TAX RETURNS
--------------------------

     Cyprus Amax Coal Sales Corp.               Louisiana
     Cyprus Amax Royalty Co.                    Kentucky
                                                Tennessee
                                                West Virginia
     Cyprus Consolidated Resources Corp.        Pennsylvania
                                                West Virginia
     Cyprus Coal Equipment Co.                  Kentucky
                                                West Virginia
     Cyprus Cumberland Resources                Pennsylvania
     Cyprus Emerald Resources                   Pennsylvania
     Cyprus Freeport Resources                  Pennsylvania
     Cyprus River Processing                    Pennsylvania
     Cyprus Pennsylvania Land Holdings          Pennsylvania
     Cyprus Pennsylvania Services               Pennsylvania
     Maple Meadows Mining Co.                   West Virginia
     Warrick Holding Co.                        Kentucky


NOTE: Ohio law requires a full year return prepared by purchaser. There is no statutory right to an election to terminate year at date of sale, however, the Ohio Department of Taxation may consider a request to file returns for each period. The following companies require Ohio Tax Returns:

     Alliance Power Marketing Inc.
     Cyprus Amax Coal Sales Corp.
     Cyprus Amax Royalty Co.

                               Schedule 9(a)(iii)

        Cyprus Consolidated Resources Corp.
        Cyprus Cumberland Resources
        Cyprus Emerald Resources
        Cyprus Freeport Resources
        Cyprus River Processing
        Cyprus Pennsylvania Land Holdings
        Cyprus Pennsylvania Services

                                  Schedule 15

        Cyprus Plateau Tax Sharing Agreement

                                 Schedule 18(a)

        No exceptions.

                                 Schedule 18(b)

Cyprus Plateau Tax Sharing Agreement
Tax Disaffiliation Agreement, dated as of May 24, 1993, by and between AMAX Inc. and Alumax Inc.

                                 Schedule 18(c)

        Equipment leased under the following leases may be required to be treated as being owned by another person pursuant to the provisions of
        Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986:

        1. Equipment Lease dated September 1, 1984 between Cumberland Leasing Company and AMAX Inc. and certain of its subsidiaries, expiring January 15, 2000.

        2. Equipment Lease dated December 1, 1985 between Citicorp Lease Management and AMAX Inc., expiring June 30, 2001.

                                Schedule 18(d)

        1. A closing agreement pursuant to Section 7121 of the Code on Internal Revenue Service Form 906 (Closing Agreement on Final Determination Covering Specific Matters) was entered into by Cyprus Amax Minerals Company and its subsidiaries in January 1994.

        2. Cyprus Amax Minerals Company and its subsidiaries entered into a Consent Agreement in February 1994, consenting to certain adjustments under Section 481(a) of the Code by reason of a change in their method of computing their depreciation adjustment for alternative minimum tax purposes.

        3. Cyprus Amax Minerals Company and its subsidiaries filed an Internal Revenue Service Form 3115 (Application for Change in Accounting Method) in December 1994 relating to their method of computing their depreciation adjustment for alternative minimum tax purposes.

                              Schedule 19(c)(ii)

        1. Buyer shall allocate, in the aggregate, no more than fifty percent (50%) of the MADSP to the assets of the Subsidiaries of the Company set forth on Schedule 9(a)(iii).

        2. Buyer shall allocate all of the excess of the MADSP over 110% of the book value of the assets of the Company to the Company's "property used in the trade or business" (as defined in Section 1231(b) of the Code).